EXHIBIT 5.1

OPINION OF SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

May 26, 2022

Diodes Incorporated
4949 Hedgcoxe Road, Suite 200
Plano, TX 75024

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Diodes Incorporated, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 7,000,000 shares of the Company’s common stock, $0.66 2/3 par value per share (the “Shares”), reserved for issuance pursuant to the Company’s 2022 Equity Incentive Plan, as approved by the Board of Directors of the Company on March 11, 2022 and approved by the stockholders of the Company on May 25, 2022 (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the records of the corporate proceedings taken by the Company with respect to the establishment of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have relied upon certificates of officers of the Company and government officials as to certain factual matters in connection with this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.

Based upon and subject to the foregoing, and the qualifications and limitations set forth below, it is our opinion that, if, as and when the Shares are issued and sold (and proper and sufficient consideration therefor received and appropriate stock certificates therefor properly executed and delivered or, in the case of uncertificated shares, an appropriate notation made by the transfer agent in the Company’s stock transfer books and records) pursuant to the provisions of the Plan and the relevant award agreements duly authorized in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, the award agreements related to the Shares or the Shares issuable under the Plan.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

Sheppard, Mullin, Richter and Hampton LLP